--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                                   FORM 8-K/A
                                  AMENDING THE
                           CURRENT REPORT OF FORM 8-K
                             FILED ON JULY 31, 1998

                         Pursuant to Section 13 or 15(d)
                       of Securities Exchange Act of 1934

                               -----------------

                DATE OF EARLIEST EVENT REPORTED: JULY 17, 1998


                                 PENTACON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



        DELAWARE                 001-13931               76-0531585
    (State or other        (Commission File No.)      (I.R.S. Employer
    jurisdiction of                                  Identification No.)
     incorporation)


                          9432 OLD KATY ROAD, SUITE 222
                              HOUSTON, TEXAS 77055
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 463-8850

--------------------------------------------------------------------------------

Item 7.  Financial Statements and Exhibits

(a)   Financial Statements of Business Acquired

      This Form 8-K/A is being filed to include in the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on July 31, 1998 the financial statements and pro forma financial information required by Item 7.

      The required financial statements of the businesses acquired by the Registrant are included as exhibits to this Form 8-K/A.

(b)    Pro Forma Financial Information

      The required pro forma financial information of the Registrant is included as an exhibit to this Form 8-K/A.

(c)    Exhibits

                                                                         PAGE
                                                                       --------
Pentacon, Inc. Pro Forma
     Introduction to Unaudited Pro Forma Financial Statements............ F-1
     Pro Forma Combined Balance Sheet-Unaudited.......................... F-3
     Pro Forma Combined Statements of Operations-Unaudited
          Nine Months Ended June 30, 1998................................ F-4
          Twelve Months Ended September 30, 1997......................... F-5
     Notes to Unaudited Pro Forma Financial Statements................... F-6

Texas International Aviation, Inc. and Subsidiary
     Report of Independent Certified Public Accountants.................. F-8
     Consolidated Balance Sheets......................................... F-9
     Consolidated Statements of Earnings................................. F-10
     Consolidated Statement of Stockholders' Equity...................... F-11
     Consolidated Statements of Cash Flows............................... F-12
     Notes to Consolidated Financial Statements.......................... F-13

23.1 Consent of Grant Thornton LLP

                                    SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     PENTACON, INC.


                                     By: /s/ BRUCE M. TATEN
                                             Bruce M. Taten
                                             Senior Vice President, Chief
                                             Administrative Officer and
                                             General Counsel


Dated:  September 29, 1998

                       PENTACON, INC. AND SUBSIDIARIES
           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


      Pentacon, Inc. ("Pentacon" or the "Company") was incorporated in March 1997. On March 10, 1998, Pentacon and separate wholly-owned subsidiaries acquired in separate transactions (the "Acquisitions"), simultaneously with the closing of its initial public offering (the "Offering") of its common stock (the "Common Stock"), five businesses: Alatec Products, Inc. (Alatec), AXS Solutions, Inc. (AXS), Capitol Bolt & Supply, Inc. (Capitol), Maumee Industries, Inc. (Maumee), and Sales Systems Limited (SSL), collectively referred to as the "Founding Companies." The consideration for the Acquisitions of the Founding Companies consisted of a combination of cash and Common Stock. Because (i) the stockholders of the Founding Companies owned a majority of the outstanding shares of Common Stock following the Offering and the Acquisitions, and (ii) the stockholders of Alatec received the greatest number of shares of Common Stock among the stockholders of the Founding Companies, for financial statement presentation purposes, Alatec has been identified as the accounting acquiror. The Acquisitions of the remaining Founding Companies have been accounted for using the purchase method of accounting. Therefore, Alatec's historical financial statements as of September 30, 1997 and for all periods prior to March 10, 1998 are presented as the historical financial statements of the registrant. Unless the context otherwise requires, all references herein to the Company include Pentacon and the Founding Companies.

      The pro forma combined financial statements should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto, the Financial Statements of Pentacon, Alatec, AXS, Maumee and SSL and related notes thereto, and management's discussion and analysis of financial condition and results of operations related thereto, all of which are included in the Company's Registration Statement on Form S-1 (No. 333-41383), as amended (the "Registration Statement"), filed with the United States Securities and Exchange Commission in connection with the Offering.

      In May 1998, the Company acquired Pace Products, Inc. ("Pace"), a distributor of fasteners and other small parts which also provides inventory procurement and management services primarily to the telecommunications industry. In June 1998, the Company acquired D-Bolt Company Inc. ("D-Bolt"), a distributor of fasteners and other small parts primarily to the fabrication, construction and mining industries. In July 1998, the Company acquired Texas International Aviation, Inc. ("TIA"), a distributor of fasteners and other small parts which provides inventory procurement and management services primarily to the aerospace industry. The allocations of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

      The following unaudited pro forma financial statements of Pentacon, Inc. and Subsidiaries give effect to: (i) the Acquisitions of the Founding Companies and (ii) the acquisitions of Pace, D-Bolt and TIA for the periods prior to the consummation of the acquisitions.

      The pro forma combined balance sheet-unaudited is based upon:

            (i) the unaudited consolidated balance sheet of Pentacon, Inc. as of June 30, 1998; and

            (ii) the unaudited consolidated balance sheet of TIA as if the acquisition occurred on June 30, 1998.

      The pro forma combined statement of operations-unaudited for the nine months ended June 30, 1998 is based upon:

            (i) the unaudited historical consolidated statement of operations of Pentacon, Inc. for the nine months ended June 30, 1998;

            (ii) the unaudited historical consolidated statements of operations of AXS, Capitol, Maumee, SSL and Pentacon for the period October 1, 1997 through March 10, 1998 (the date of the Acquisitions);

            (iii) the unaudited statement of operations of TIA for the nine months ended June 30, 1998; and

            (iv) the unaudited statements of operations of Pace and D-Bolt include results of operations from October 1, 1997 through the respective acquisition date.

      The pro forma combined statement of operations-unaudited for the twelve months ended September 30, 1997 is based upon:

            (i) the unaudited statements of operations of the Founding Companies for the twelve months ended September 30, 1997;

            (ii) the unaudited statements of operations of Pace and D-Bolt for the twelve months ended September 30, 1997; and

            (iii) the unaudited statement of operations of TIA for the year ended December 31, 1997.

      The pro forma financial statements have been prepared based upon certain assumptions and include all adjustments as detailed in the Notes to Unaudited Pro Forma Financial Statements. The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if the transactions had occurred on those dates or to project the Company's financial position or results of operations for any future period.

                         PENTACON, INC. AND SUBSIDIARIES
                  PRO FORMA COMBINED BALANCE SHEET - UNAUDITED
                                  JUNE 30, 1998
                                 (IN THOUSANDS)


                                                          TEXAS
                                           HISTORICAL  INTERNATIONAL                        PRO
                                           PENTACON,     AVIATION,      PRO FORMA          FORMA
                                              INC.          INC.       ADJUSTMENTS        COMBINED
                                          -----------  -------------  -------------      -----------
                                                                        (NOTE 2)
            ASSETS

Cash and cash equivalents ..............   $  1,080       $    20       $   --             $  1,100
Accounts receivable ....................     25,124         4,627           --               29,751
Inventories ............................     50,447        20,861           --               71,308
Deferred income taxes ..................      2,194            15            260 (A)          2,469
Other current assets ...................        248            25           --                  273
                                           --------       -------       --------           --------
     Total current assets ..............     79,093        25,548            260            104,901

Property,  plant and equipment,  net of
  accumulated depreciation .............      5,636           270           (270)(A)          5,636
Goodwill, net of accumulated
  amortization .........................     66,407          --           13,504 (B)         79,911
Deferred income taxes ..................        943          --               70 (A)          1,013
Other assets ...........................      1,043           575           (575)(C)          1,043
                                           --------       -------       --------           --------

     Total assets ......................   $153,122       $26,393       $ 12,989           $192,504
                                           ========       =======       ========           ========

  LIABILITIES & STOCKHOLDERS' EQUITY


Accounts payable .......................   $ 17,433       $ 5,215       $   --             $ 22,648
Accrued expenses and other current
  liabilities ..........................      5,064           324          1,393 (A)          6,781
Income taxes payable ...................        590            93           --                  683
Current maturities of long-term debt
  and capital lease obligations ........        401        13,876        (13,876)(D)            401
                                           --------       -------       --------           --------
     Total current liabilities .........     23,488        19,508        (12,483)            30,513

Long-term debt and capital lease
  obligations, less current maturities .     23,642           173         25,838 (D)         49,653
                                           --------       -------       --------           --------
     Total liabilities .................     47,130        19,681         13,355             80,166

Common stock ...........................        161             7             (1)(E)            167
Paid-in capital ........................     94,032         2,516          3,824 (E)        100,372
Retained earnings ......................     11,799         4,189         (4,189)(A)         11,799
                                           --------       -------       --------           --------

     Total stockholders' equity ........    105,992         6,712           (366)           112,338
                                           --------       -------       --------           --------

     Total liabilities and stockholders'
       equity ..........................   $153,122       $26,393       $ 12,989           $192,504
                                           ========       =======       ========           ========


See accompanying notes.

                                 PENTACON, INC.
             PRO FORMA COMBINED STATEMENT OF OPERATIONS - UNAUDITED
                         NINE MONTHS ENDED JUNE 30, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                           OCTOBER 1, 1997 TO MARCH 10, 1998
                                        ----------------------------------------------------------------------
                          HISTORICAL
                        PENTACON, INC.  PENTACON, INC.      AXS         CAPITOL          MAUMEE         SSL            TIA
                        --------------  --------------   ---------     ----------     -----------     --------     ----------
Revenues ...............   $ 80,786        $  --          $13,521       $ 5,346        $ 20,061        $7,053       $ 21,885
Cost of sales ..........     51,322           --            9,002         3,652          14,316         4,625         15,701
                           --------        -------        -------       -------        --------        ------       --------
     Gross profit ......     29,464           --            4,519         1,694           5,745         2,428          6,184

Operating expenses .....     23,547          4,900          3,149         1,636           3,868         2,204          3,572
Goodwill amortization ..        489           --               53          --              --            --             --
                           --------        -------        -------       -------        --------        ------       --------

     Operating income ..      5,428         (4,900)         1,317            58           1,877           224          2,612

Other (income)/expense .        (67)          --               33           (25)            (13)         --              (45)
Interest expense .......        976           --               53            13             349            46            739
                           --------        -------        -------       -------        --------        ------       --------

     Income before taxes      4,519         (4,900)         1,231            70           1,541           178          1,918
Income taxes ...........      2,344            (95)             1            55             639          --              742
                           --------        -------        -------       -------        --------        ------       --------

     Net income ........   $  2,175        $(4,805)       $ 1,230       $    15        $    902        $  178       $  1,176
                           ========        =======        =======       =======        ========        ======       ========



                           OTHER         MERGER            PRO FORMA        OFFERING             AS
                        ACQUISITIONS   ADJUSTMENTS          COMBINED       ADJUSTMENTS        ADJUSTED
                       --------------  -----------        -----------      -----------       -----------
                                         (Note 3)                            (Note 3)
Revenues ...............  $ 9,643        $  --             $ 158,295        $  --             $ 158,295
Cost of sales ..........    6,134           --               104,752           --               104,752
                          -------        -------           ---------        -------           ---------
     Gross profit ......    3,509           --                53,543           --                53,543

Operating expenses .....    2,365         (1,830)(A)          43,411         (6,480)(E)          36,931
Goodwill amortization ..     --              951 (B)           1,493           --                 1,493
                          -------        -------           ---------        -------           ---------

     Operating income ..    1,144            879               8,639          6,480              15,119

Other (income)/expense .       (3)          --                  (120)          --                  (120)
Interest expense .......        1          1,427 (C)           3,604         (1,301)(C)           2,303
                          -------        -------           ---------        -------           ---------

     Income before taxes    1,146           (548)              5,155          7,781              12,936
Income taxes ...........       79         (1,040)(D)           2,725          3,191 (D)           5,916
                          -------        -------           ---------        -------           ---------

     Net income ........  $ 1,067        $   492           $   2,430        $ 4,590           $   7,020
                          =======        =======           =========        =======           =========


Diluted net income per share                                                                  $    0.42
                                                                                              =========

Shares used in computing diluted net income per share (Note 3-F)                                 16,772
                                                                                              =========

See accompanying notes.

                                 PENTACON, INC.
             PRO FORMA COMBINED STATEMENT OF OPERATIONS - UNAUDITED
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                      TIA
                           HISTORICAL                                                                              YEAR ENDED
                         PENTACON, INC.  PENTACON, INC.   AXS          CAPITOL        MAUMEE           SSL        DEC. 31, 1997
                         --------------  -------------- -------       ---------      --------       --------      -------------
Revenues ...............    $ 53,755        $--         $30,569       $ 11,537        $34,545       $ 15,712        $ 21,976
Cost of sales ..........      32,084         --          20,883          8,023         25,080         10,589          16,274
                            --------        ----        -------       --------        -------       --------        --------
     Gross profit ......      21,671         --           9,686          3,514          9,465          5,123           5,702

Operating expenses .....      15,145          18          6,796          3,250          8,139          4,658           4,304
Goodwill amortization ..        --           --              80           --             --             --              --
                            --------        ----        -------       --------        -------       --------        --------

     Operating income ..       6,526         (18)         2,810            264          1,326            465           1,398

Other (income)/expense .         (41)        --             103            (41)            19            (18)            (75)
Interest expense .......       1,245         --             278             37            749            123             664
                            --------        ----        -------       --------        -------       --------        --------

     Income before taxes       5,322         (18)         2,429            268            558            360             809
Income taxes ...........       2,176         --            --               87            232           --               368
                            --------        ----        -------       --------        -------       --------        --------

     Net income ........    $  3,146        $(18)       $ 2,429       $    181        $   326       $    360        $    441
                            ========        ====        =======       ========        =======       ========        ========



                            OTHER          MERGER             PRO FORMA       OFFERING             AS
                         ACQUISITIONS    ADJUSTMENTS          COMBINED       ADJUSTMENTS         ADJUSTED
                         ------------    -----------        ------------    -------------      ----------
                                           (NOTE 3)                           (NOTE 3)
Revenues ...............   $ 14,268        $  --             $ 182,362        $  --             $ 182,362
Cost of sales ..........      9,166           --               122,099           --               122,099
                           --------        -------           ---------        -------           ---------
     Gross profit ......      5,102           --                60,263           --                60,263

Operating expenses .....      3,959         (3,025)(A)          43,244           --                43,244
Goodwill amortization ..       --            1,912 (B)           1,992           --                 1,992
                           --------        -------           ---------        -------           ---------

     Operating income ..      1,143          1,113              15,027           --                15,027

Other (income)/expense .         (8)          --                   (61)          --                   (61)
Interest expense .......        333          1,622 (C)           5,051         (2,419)(C)           2,632
                           --------        -------           ---------        -------           ---------

     Income before taxes        818           (509)             10,037          2,419              12,456
Income taxes ...........        244          1,826 (D)           4,933            992 (D)           5,925
                           --------        -------           ---------        -------           ---------

     Net income ........   $    574        $(2,335)          $   5,104        $ 1,427           $   6,531
                           ========        =======           =========        =======           =========

 Diluted net income per share                                                                      $ 0.39
                                                                                                =========

 Shares used in computing diluted net income per share (Note 3-F)                                  16,686
                                                                                                =========

See accompanying notes.

                         PENTACON, INC. AND SUBSIDIARIES
                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


      In May 1998, the Company acquired Pace, a distributor of fasteners and other small parts which also provides inventory procurement and management services primarily to the telecommunications industry. In June 1998, the Company acquired D-Bolt, a distributor of fasteners and other small parts primarily to the fabrication, construction and mining industries. In July 1998, the Company acquired TIA, a distributor of fasteners and other small parts which provides inventory procurement and management services primarily to the aerospace industry. The allocations of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

1.     HISTORICAL FINANCIAL STATEMENTS

      The historical financial statements represent the financial position and results of operations of Pentacon and the Founding Companies and were derived from their respective financial statements. The Company has a fiscal year-end of September 30. The Founding Companies have been presented for the twelve months ended September 30, 1997, except for Capitol, which has been presented for the twelve months ended August 31, 1997. The historical financial statements of TIA are presented for the twelve months ended December 31, 1997. The historical financial statements of the other acquisitions are presented for the twelve months ended September 30, 1997.

2.    UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

      The pro forma adjustments include:

      (A) Records the fair value of assets and liabilities acquired and the related tax effect.

      (B)   Records the goodwill associated with the acquisition.

      (C)   Records the estimated direct costs of the acquisition.

      (D) Reflects the repayment of TIA debt and the disbursement of approximately $10.6 million in cash.

      (E)   Reflects the issuance of 566,858 shares of Common Stock.

3.     UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

      Nine months ended June 30, 1998 and twelve months ended September 30, 1997:

      (A) Adjusts salaries, bonuses, benefits, and lease expense amounts to reflect those established in contractual agreements between the Company and certain owners and key employees of the Founding Companies and the subsequently acquired companies.

      (B) Records pro forma goodwill amortization using a 40-year estimated life.

      (C) Reflects the increase or (decrease) in interest expense attributed to obligations incurred to make acquisitions or retired with proceeds from the Offering.

      (D) Adjusts the provision for federal and state income taxes to the effective tax rate for the Company.

      (E) Reflects the elimination of the non-recurring, non-cash compensation charge of $4.7 million recorded by Pentacon, Inc. during the three months ended December 31, 1997 related to Common Stock issued to management of the Company. Contemporaneously with the Offering, a non-cash, non-recurring charge of approximately $1.8 million was recorded to reflect compensation related to the revaluation of 225,000 of the 450,000 shares of Common Stock issued to management in November 1997.

      (F) Includes (i) 2,830,000 shares issued by Pentacon, Inc. prior to the Offering (including 535,000 shares issued to management and directors), (ii) 6,720,000 shares issued to the stockholders of the Founding Companies in connection with the Acquisitions, (iii) 5,980,000 shares issued in connection with the Offering (including the over-allotment), (iv) the effect of the 50,000 warrants outstanding with an assumed exercise price of $6.00 per share using the treasury stock method, (v) 1,134,010 shares issued in connection with the acquisitions of Pace, D-Bolt and TIA, and (vi) the dilutive effect of stock options in the nine months ended June 30, 1998.

                     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Texas International Aviation, Inc.


We have audited the accompanying consolidated balance sheet of Texas International Aviation, Inc. and Subsidiary (a Texas corporation) as of December 31, 1997 and March 31, 1997, and the related consolidated statements of earnings, changes in retained earnings and cash flows for the nine months ended December 31, 1997 and the year ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas International Aviation, Inc. and Subsidiary as of December 31, 1997 and March 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the nine months ended December 31, 1997 and the year ended March 31, 1997, in conformity with generally accepted accounting principles.


                                             Grant Thornton  LLP

Dallas Texas
April 3, 1998

                       TEXAS INTERNATIONAL AVIATION, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                         MARCH 31,      DECEMBER 31,    JUNE 30,
                                                           1997            1997           1998
                                                       -------------   -------------  -----------
                                                                                      (UNAUDITED)
      ASSETS
CURRENT ASSETS
   Cash and cash equivalents .......................    $     8,593    $    20,093    $    20,467
   Trade accounts receivable, net of allowance for
     doubtful accounts of $15,259 at March 31, 1997
     and December 31, 1997 and $946 at June 30, 1998      2,716,444      4,533,895      4,626,526
   Inventories .....................................      9,393,408     15,885,605     20,861,277
   Prepaid expenses ................................         43,254         43,014         25,443
   Deferred income taxes ...........................           --           15,358         15,358
                                                        -----------    -----------    -----------

            Total current assets ...................     12,161,699     20,497,965     25,549,071

PROPERTY, PLANT AND EQUIPMENT - AT COST
   Property, plant and equipment ...................        635,723        883,561        930,605
     Less accumulated depreciation .................        434,542        565,018        660,571
                                                        -----------    -----------    -----------
                                                            201,181        318,543        270,034

OTHER ASSETS
   Receivables from stockholders ...................        362,334        486,599        565,852
   Other ...........................................          9,500          9,500          9,500
                                                        -----------    -----------    -----------

                                                        $12,734,714    $21,312,607    $26,394,457
                                                        ===========    ===========    ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Bank overdrafts .................................    $      --      $      --      $ 1,088,561
   Current maturities of long-term debt ............        153,992        141,235        146,743
   Accounts payable - trade ........................      2,512,800      4,763,771      4,126,764
   Accrued liabilities .............................        207,208        352,467        325,209
   Line of credit ..................................      4,755,505     10,035,345     13,729,698
   Income taxes payable ............................         18,977        323,019         93,164
                                                        -----------    -----------    -----------

            Total current liabilities ..............      7,648,482     15,615,837     19,510,139


LONG-TERM DEBT, LESS CURRENT MATURITIES ............        347,137        241,680        172,620

STOCKHOLDERS' EQUITY
   Common stock $.10 par value; authorized
     1,000,000 shares; issued and
     outstanding 65,763 shares .....................          6,576          6,576          6,576
   Additional paid-in capital ......................      2,515,908      2,515,908      2,515,908
   Retained earnings ...............................      2,216,611      2,932,606      4,189,214
                                                        -----------    -----------    -----------

            Total stockholders' equity .............      4,739,095      5,455,090      6,711,698
                                                        -----------    -----------    -----------

                                                        $12,734,714    $21,312,607    $26,394,457
                                                        ===========    ===========    ===========

                       TEXAS INTERNATIONAL AVIATION, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                              NINE MONTHS
                                             YEAR ENDED         ENDED           SIX MONTHS ENDED JUNE 30,
                                              MARCH 31,       DECEMBER 31,    -----------------------------
                                                 1997            1997             1997            1998
                                            -------------   --------------    ------------    -------------
                                                                                      (UNAUDITED)
Net sales ..............................    $ 11,823,132     $ 17,721,766     $ 9,070,866     $ 14,945,051

Cost of sales ..........................       8,091,140       12,894,231       6,805,210       10,271,146
                                            ------------     ------------     -----------     ------------
                                               3,731,992        4,827,535       2,265,656        4,673,905

Operating costs and expenses
   Selling expenses ....................         409,481          353,469         250,551          447,579
   General and administrative expenses .       2,465,861        2,929,298       1,741,692        1,799,306
                                            ------------     ------------     -----------     ------------
                                               2,875,342        3,282,767       1,992,243        2,246,885
                                            ------------     ------------     -----------     ------------

            Operating profit ...........         856,650        1,544,768         273,413        2,427,020

Other income (expenses)
   Interest expense ....................        (325,318)        (530,882)       (271,173)        (534,774)
   Other income ........................           1,674           70,202           9,632           11,705
                                            ------------     ------------     -----------     ------------
            Earnings before income taxes         533,006        1,084,088          11,872        1,903,951

Income tax expense .....................         135,655          368,093           4,031          647,343
                                            ------------     ------------     -----------     ------------

            Net earnings ...............    $    397,351     $    715,995     $     7,841     $  1,256,608
                                            ============     ============     ===========     ============

                       TEXAS INTERNATIONAL AVIATION, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

            For the two fiscal years in the period ended December 31,
                   1997 and the six months ended June 30, 1998


                                         COMMON STOCK        ADDITIONAL
                                       ------------------     PAID-IN      RETAINED
                                        SHARES    AMOUNT      CAPITAL      EARNINGS       TOTAL
                                       --------  --------  ------------  -----------   -----------
Balance at April 1, 1996 ...........    65,763    $6,576    $2,515,908    $1,819,260    $4,341,744

Net earnings .......................      --        --            --         397,351       397,351
                                        ------    ------    ----------    ----------    ----------

Balance at March 31, 1997 ..........    65,763     6,576     2,515,908     2,216,611     4,739,095

Net earnings .......................      --        --            --         715,995       715,995
                                        ------    ------    ----------    ----------    ----------

Balance at December 31, 1997 .......    65,763     6,576     2,515,908     2,932,606     5,455,090

Net earnings (unaudited) ...........      --        --            --       1,256,608     1,256,608
                                        ------    ------    ----------    ----------    ----------

Balance at June 30, 1998 (unaudited)    65,763    $6,576    $2,515,908    $4,189,214    $6,711,698
                                        ======    ======    ==========    ==========    ==========

                       TEXAS INTERNATIONAL AVIATION, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               YEAR          NINE MONTHS    SIX MONTHS
                                                               ENDED           ENDED          ENDED
                                                             MARCH 31,       DECEMBER 31,    JUNE 30,
                                                                1997            1997           1998
                                                           -------------   --------------  -----------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net earnings .......................................    $   397,351     $   715,995     $ 1,256,608
   Adjustments to reconcile net earnings to net cash
     used in operating activities
       Depreciation ...................................        112,421         130,476          95,553
       Deferred income taxes ..........................           --           (15,358)           --
       Inventory obsolescence .........................        400,000         431,206         307,536
       Changes in operating assets and liabilities
         Accounts receivable - trade ..................     (1,159,669)     (1,817,451)        (92,631)
         Inventories ..................................     (4,021,498)     (6,923,403)     (5,283,208)
         Income taxes payable .........................           --           304,042        (229,855)
         Prepaid expenses .............................        (16,417)            240          17,571
         Other assets .................................         (1,000)           --              --
         Liability for bank overdraft .................           --              --         1,088,561
         Accounts payable - trade .....................      1,052,036       2,250,971        (637,007)
         Accrued liabilities ..........................        125,261         145,259         (27,258)
                                                           -----------     -----------     -----------

            Net cash used in operating activities .....     (3,111,515)     (4,778,023)     (3,504,130)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property, plant and equipment .........       (197,518)       (247,838)        (47,044)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from notes payable and line of credit .....      5,011,172       5,280,149       3,694,353
   Repayments of notes payable and line of credit .....     (1,573,323)       (118,523)        (63,552)
   Change in receivables from stockholders ............       (132,690)       (124,265)        (79,253)
                                                           -----------     -----------     -----------
            Net cash provided by financing activities .      3,305,159       5,037,361       3,551,548
                                                           -----------     -----------     -----------
            NET INCREASE (DECREASE) IN CASH
                AND CASH EQUIVALENTS ..................         (3,874)         11,500             374

Cash and cash equivalents at beginning of period ......         12,467           8,593          20,093
                                                           -----------     -----------     -----------

Cash and cash equivalents at end of period ............    $     8,593     $    20,093     $    20,467
                                                           ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during period for
     Interest .........................................    $   325,318     $   458,660     $   502,116
     Income taxes .....................................         80,000     $    65,000     $   892,555


                       TEXAS INTERNATIONAL AVIATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      December 31, 1997 and March 31, 1997


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

   NATURE OF OPERATIONS

   Texas International Aviation, Inc. and its wholly-owned subsidiary TIA International (collectively, the Company) are engaged in wholesale distribution of aircraft hardware products. Sales of the Company's products are worldwide.

   PRINCIPLES OF CONSOLIDATION

   The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

   REVENUE RECOGNITION

   Revenue is recognized at the time of shipment.

   CASH EQUIVALENTS

   The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

   INVENTORIES

   Inventories are comprised of goods held for resale, which are valued at the lower of cost (specific identification) or market.

   DEPRECIATION

   Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from 5 to 7 years on an accelerated method. Computer software is depreciated using the straight-line method over three years.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - CONTINUED

   INCOME TAXES

   Deferred income taxes are determined using the liability method, under which deferred tax assets and liabilities are determined based on differences between financial and tax bases of assets and liabilities at the rate expected to be in effect when taxes become payable.

   INTERIM FINANCIAL STATEMENTS

   In the opinion of management, the unaudited interim financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of June 30, 1998 and the results of its operations and cash flows for the six months ended June 30, 1997 and 1998. The results of operations for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results to be expected for the full year.


NOTE B - LINE OF CREDIT

   The Company has a $12.5 million line of credit with a bank expiring on July 1, 1998. The Company may borrow up to $10 million for operations and up to $5 million on eligible inventory buyback contracts, with total borrowings not to exceed $12.5 million. Borrowings under the line of credit bear interest at the lesser of prime or a maximum rate, as defined, (8.5% at December 31, 1997). Borrowings are collateralized by substantially all assets of the Company. The Company had $2,464,655 and $7,744,495 available for borrowings under the line of credit at December 31, 1997 and March 31, 1997, respectively. The line of credit includes certain restrictive covenants which include, among others, working capital requirements, interest coverage, and tangible net worth.


NOTE C - LONG-TERM DEBT

                                                  DECEMBER 31,   MARCH 31,
                                                      1997         1997
                                                 -------------  ----------
Notes payable to stockholders, in 60
   monthly installments, of principal
   of $5,705 through January 2001,
   plus interest at 7% ...........................  $187,263      $237,945

Note payable to a bank bearing interest
   at a rate equal to the lesser of
   prime or a maximum rate, as defined,
   (8.5% at December 31, 1997) due in 36
   monthly installments of principal
   ($6,945) plus interest through May 1, 2000 ....   194,440       250,000

Other ............................................     1,212        13,184
                                                    --------      --------
                                                     382,915       501,129
   Less current maturities .......................   141,235       153,992
                                                    --------      --------
                                                    $241,680      $347,137
                                                    ========      ========

   The following are scheduled future maturities of long-term debt at December 31, 1997:

       YEAR ENDING
      DECEMBER 31,
     --------------
         1998                        $141,235
         1999                         144,120
         2000                          91,049
         2001                           6,511
                                     --------
                                     $382,915
                                     ========

NOTE D - INCOME TAXES

   The income tax provision is comprised of the following components:

                                  NINE MONTHS
                                     ENDED              YEAR ENDED
                                  DECEMBER 31,           MARCH 31,
                                      1997                  1997
                                ----------------      ---------------
Current
   Federal ...................     $ 347,855              $131,155
   State .....................        35,596                 4,500
                                   ---------              --------
                                     383,451               135,655
Deferred
   Federal ...................       (14,113)                 --
   State .....................        (1,245)                 --
                                   ---------              --------
                                     (15,358)                 --
                                   ---------              --------

   Total .....................     $ 368,093              $135,655
                                   =========              ========

   The income tax provision reconciled to the tax computed at the statutory Federal rate is as follows:

                                                    NINE MONTHS
                                                       ENDED        YEAR ENDED
                                                     DECEMBER 31,    MARCH 31,
                                                        1997            1997
                                                   --------------   -----------
       Tax at statutory rate ......................  $ 368,590       $ 181,222
       State income taxes, net of Federal benefit .     23,493           2,970
       Impact of foreign sales corporation ........    (27,517)        (43,822)
       Other ......................................      3,527          (4,715)
                                                     ---------       ---------
                                                     $ 368,093       $ 135,655
                                                     =========       =========
   Deferred tax assets consist of the following at December 31, 1997:

       Allowance for doubtful accounts ............    $ 5,645
       Accrued vacation ...........................      9,713
                                                     ---------
                                                       $15,358
                                                     =========

NOTE E - BENEFIT PLAN

   The Company sponsors the Texas International Aviation, Inc. 401(k) Plan (the
   Plan). Under the Plan, eligible employees are permitted to contribute to the Plan up to 20% of gross compensation and the Company matches 50% of the employees' contributions up to 3% of the employees' gross compensation. Matching contributions begin vesting after three years of employment at a rate of 20% per year and fully vest after seven years. The Company made approximately $14,300 and $14,000 of matching contributions during the nine months and year ended December 31, 1997 and March 31, 1997, respectively.


NOTE F - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

   A significant portion of the Company's sales are to customers whose activities are related to the aviation industry, including some who are located in foreign countries. The Company generally extends credit to these customers and, therefore, collection of receivables is affected by the economy of the aviation industry. Also, with respect to foreign sales, collection may be more difficult in the event of a default. However, the Company closely monitors extensions of credit and has not experienced significant credit losses. Most foreign sales are made to large, well-established companies.

   During the nine months ended December 31, 1997, sales to three customers were approximately 12% each (total 36%) of the Company's total sales. The loss of any one of these customers could have a severe impact on the operations of the Company.

   Some product purchases are denominated in foreign currencies. The Company had foreign currency transaction gains of approximately $65,000 and $1,000 for the nine months and year ended December 31, 1997 and March 31, 1997, respectively.


NOTE G - COMMITMENTS

   The Company leases office and warehouse facilities in Grand Prairie, Texas from a partnership owned by the stockholders. The lease expires December 31, 1997 and rental payments of $7,500 are due monthly. Rent expense for these facilities was $82,065 and $82,500 for the period ended December 31, 1997 and March 31, 1997, respectively.

   The Company leases office facilities in California, under a lease agreement classified as an operating lease. Total rent expense for this facility during 1997 was approximately $10,700 and $3,000 for the periods ended December 31, 1997 and March 31, 1997, respectively. The lease expires August 31, 1999 and rental payments of $1,425 are due monthly.

   The Company leases office facilities in Washington under a lease agreement classified as an operating lease. Total rent expense for this facility for the period ended December 31, 1997 was approximately $1,900. The lease expires July 16, 1998, and rental payments of $345 are due monthly.

   Future minimum rentals on these leases at December 31, 1997 are as follows:

       YEAR ENDING
      DECEMBER 31,
     --------------
         1998                                              $21,341
         1999                                               13,399
                                                           -------
                                                           $34,740
                                                           =======
                                      F-17